Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-78139, 333-92997, 333-100815, 333-110755, 333-123366, 333-123367, 333-133214 and 333-140425 on Form S-8; (ii) Registration Statements Nos. 333-93857 and 333-136848 on Form S-3; and (iii) Registration No. 333-143674 on Form S-4, of our reports dated February 28, 2008, relating to the consolidated financial statements of Prosperity Bancshares, Inc. and subsidiaries, and the effectiveness of Prosperity Bancshares, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Prosperity Bancshares, Inc. and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Houston, Texas
February 29, 2008